UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2018

Community Choice Financial Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-35537	45-1536453
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6785 Bobcat Way, Suite 200
Dublin OH 43016
(Address of principal executive offices) (Zip code)

888-513-9395
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Community Choice Financial Inc. (the “Company”) announced today that it had entered into an agreement (the “Restructuring Support Agreement Extension”), which extended the date, after which, the Consenting Noteholders may terminate the Restructuring Support Agreement if the Company has not completed the previously-disclosed Deleveraging Transaction (as defined in the Company’s existing revolving credit facility (the “Revolving Credit Facility”)) from December 3, 2018 to December 7, 2018.  The extension was required to allow more time to resolve technical aspects of the distribution of the new debt and equity instruments to be issued pursuant to the Deleveraging Transaction and to finalize documentation of the Deleveraging Transaction.  The Company entered into the Restructuring Support Agreement Extension with the beneficial holders, or investment advisors or managers for (or parties having the contractual right to vote or consent in respect of) certain beneficial holders representing the requisite majority (each a “Holder” and collectively the “Noteholder Majority”) of the Company’s 10.75% senior secured notes due May 1, 2019 (the “2019 Notes”), the Company’s 12.75% senior secured notes due May 1, 2020 (the “May 2020 Notes”) and the 9.00% senior secured notes of Community Choice Financial Issuer, LLC due September 6, 2020 (the “September 2020 Notes” and, together with the 2019 Notes and the May 2020 Notes, the “Notes,” the indentures governing each series of Notes, collectively, the “Indentures”).

The Company and the Noteholder Majority have made substantial progress toward completion of the Deleveraging Transaction, which is expected to close after finalization of documentation and resolution of technical aspects of the distribution.

Item 8.01 Other Events

As previously reported, on October 31, 2018, the Board of Directors of the Company decided that it was not in the Company’s best interest to make a $13.72 million interest payment due November 1, 2018 on the 2019 Notes and May 2020 Notes, and the Company did not make that payment. The 30-day grace period for the payment expired December 1, 2018. The Company’s failure to pay this amount prior to December 1, 2018 resulted in an event of default under the Indentures, and also resulted in an event of default under the Company’s $42.0 million Revolving Credit Facility.

While the event of default is continuing under the Indentures, the Trustee or holders of at least 25% in principal amount of the then total outstanding Notes of any series may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes of such series to be due and payable immediately. While the event of default is continuing under the Revolving Credit Facility, the administrative agent, acting on behalf of the lenders and at the direction of the bondholder designee (acting at the direction of a majority of the holders of the September 2020 Notes), may terminate the commitments of the lenders and declare the loans thereunder, together with accrued interest and all other amounts outstanding thereunder, to be immediately due and payable.

Forward-Looking Statements and Information

Certain statements contained or incorporated by reference in this Current Report on Form 8-K constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “could,” “would,” “shall,” “will,” “seeks,” “targets,” “future,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements, including statements regarding the anticipated benefits of the Deleveraging and other statements that are not historical fact. The description of the Restructuring Support Agreement, the Deleveraging and the related transactions set forth herein contain forward-looking statements The Deleveraging remains subject to material conditions, including finalization of the specific terms of the Deleveraging, negotiation of definitive agreements satisfactory to the Noteholder Majority and the Company and satisfaction of all conditions thereto,  and there can be no assurance that CCFI will be successful in completing the Deleveraging or any other similar transaction on the terms described herein, on different terms, or at all.  Any securities that may be issued in the Deleveraging have not been registered under the Securities Act of 1933, as amended, or any state securities laws.  No such securities may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.  This current report on Form 8-K does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, and securities referred to herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Choice Financial Inc

Dated: December 3, 2018	By:	/s/ Michael Durbin
Michael Durbin
Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer